Exhibit 99.1

For more information, contact:

Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS FIRST QUARTER RESULTS

Year-over-Year Revenue Growth of 113% - Non-GAAP Net Income of $0.12 per Share

SAN DIEGO, CA — April 26, 2005 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter were $32.3 million, which is a 113% increase over $15.1 million reported in the same period last year. First quarter GAAP net income, which includes a non-cash provision for income taxes of $1.4 million, was $2.7 million or $0.09 per diluted share, which is a 542% increase over GAAP net income applicable to common stockholders of $413,000 or $0.02 per diluted share in the prior year period.

In the first quarter, Novatel Wireless began provisioning for taxes at a 35% tax rate. The Company currently anticipates its cash paid for taxes for 2005 to be approximately 0% to 10% of pre-tax book income. As a result, Non-GAAP net income using an anticipated cash tax rate of 10% was $3.7 million or $0.12 per diluted share.

At March 31, 2005 total cash and investment balance was $86 million or $2.96 per share, reflecting impressive positive cash flow from operations of $5.1 million for the first quarter of 2005.

“In the first quarter, we reported the second highest revenues in company history, despite seasonality and our transition to two new product platforms,” commented Peter Leparulo, Novatel

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Wireless’ Chief Executive Officer. “Year-over-year revenue growth of over 113% and another solid quarter of bottom line profits is a testament to the strength of our base business. During the period, we dramatically increased our market share, shipping in volume to two of the world’s leading wireless carriers – Verizon Wireless and Vodafone. This expansion continues with the ongoing national roll-out of Verizon and our April announcements that we added two new Vodafone operating companies – Vodafone Spain and Vodafone Portugal - as customers. During the quarter, we also transitioned to two next generation products - the Merlin V620 for EV-DO and the quad-band Merlin U630 for UMTS.”

“We expect to return strong sequential growth in Q2 and revenue growth should accelerate in the second half of the year, with the planned introduction of eight new products during 2005,” continued Mr. Leparulo. “This will represent the most aggressive research and development effort in Company history. Our goal is to solidify our current market leadership in 3G wireless modems, while moving quickly to enter new fast growing markets. A cornerstone of this effort is our new line of Ovation Multimedia Application Consoles which we believe has the potential to double our total addressable market. Targeted at Europe and Asia, the innovative line of Ovation products will provide small office/home office (SOHO), enterprise and residential markets with cost effective access to voice and broadband data services, putting us right at the center of voice and data convergence. We are pleased to announce today that we have already begun shipping our first generation product ahead of schedule.”

Recent highlights include

•	In April, Novatel Wireless expanded its presence in Europe with the announcements that its Merlin U630™ quad-band UMTS PC Card was being offered by Vodafone Spain and Vodafone Portugal.

•	In March, Novatel Wireless and O2 Germany together announced that they had signed a supply agreement for Ovation MCU1000 3G Wireless Multimedia Application Consoles. Novatel Wireless also announced the development of its new Ovation MCU1200. The MCU1200 allows operators to address the convergence of voice and data, by combining analog wire-line with cellular networks, and by combining 802.11b/g wireless local area network (WLAN) access with UMTS wireless wide area networks (WWAN).

•	In March, Novatel Wireless also announced the Merlin V620 EV-DO PC Card met Microsoft standards for Windows compatibility. Microsoft’s program helps distinguish reliable and high-quality hardware, firmware, drivers and related software components that provide an outstanding user experience when running on Windows operating systems.

•	In February, Novatel Wireless announced it had selected QUALCOMM’s High Speed Downlink Packet Access (HSDPA) solution for development of wireless broadband data devices for markets worldwide. Novatel Wireless plans to introduce its first integrated HSDPA/UMTS/EDGE device in the second half of 2005.

“In the first half of 2005, we will continue to make strong investments in our research and development and sales and marketing efforts to strengthen the Company and expand our addressable market,” explained Dan Halvorson, Chief Financial Officer of Novatel Wireless. “Additionally, we have instituted a number of changes at our contract manufacturers which we believe will lead to significant cost savings and efficiencies in the second half of the year. At March 31, 2005 our total cash and investment balance was $86 million or $2.96 per share, reflecting impressive positive cash flow from operations of $5.1 million for the first quarter of 2005.”

Novatel Wireless will host a conference call for analysts and investors today to discuss its quarterly results at 5:00 p.m. ET on April 26, 2005. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ MerlinTM PC Cards, ExpediteTM Embedded Modems, Freedom Box™ Ruggedized Modems, MobiLink™ Communications Software Suite, Ovation™ 3G Multimedia Application Consoles and Conversa™ Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information visit www.novatelwireless.com (NVTLE)

© 2005 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Merlin U630, Expedite, Freedom Box, MobiLink, Ovation, and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Note Regarding Forward Looking Statements

Some of the information presented in this release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings in 2005, increased competition from wireless market participants, dependence on third party manufacturers and component suppliers, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of
	March 31, 2005	December 31, 2004
ASSETS

Current assets:

Cash and cash equivalents	$33,044,000	$16,486,000
Marketable securities	31,198,000	36,591,000
Accounts receivable, net	24,341,000	14,061,000
Inventories	9,747,000	9,653,000
Other current assets	2,034,000	2,182,000

Total current assets	100,364,000	78,973,000

Property, plant and equipment, net	5,016,000	4,476,000

Marketable securities	21,798,000	28,144,000

Intangible assets, net	4,234,000	4,620,000

Other assets	110,000	110,000

	$131,522,000	$116,323,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$18,322,000	$5,952,000
Accrued expenses	9,158,000	7,962,000
Restructuring accrual	446,000	573,000
Deferred revenues	—	531,000
Current portion of capital lease obligations	624,000	1,127,000

Total current liabilities	28,550,000	16,145,000

Stockholders’ equity:

Common stock	29,000	29,000
Additional paid-in capital	334,308,000	333,945,000
Accumulated other comprehensive income	(557,000)	(336,000)
Accumulated Deficit	(230,808,000)	(233,460,000)

Total stockholders’ equity	102,972,000	100,178,000

	$131,522,000	$116,323,000

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2005	2004
Revenue	$32,328,000	$15,144,000

Cost of revenue	21,672,000	10,806,000

Gross margin	10,656,000	4,338,000

Operating costs and expenses:

Research and development	3,525,000	1,980,000
Sales and marketing	1,696,000	849,000
General and administrative	1,940,000	943,000

Total operating expenses	7,161,000	3,772,000

Operating income	3,495,000	566,000

Other income (expense):

Interest income	538,000	15,000
Interest expense	(17,000)	(1,000)
Other, net	64,000	(56,000)

Income before income taxes	4,080,000	524,000

Provision for income taxes	1,428,000	—

Net income after taxes	2,652,000	524,000

Accretion of dividends and beneficial conversion features pertaining to preferred stock	—	(111,000)

Net income applicable to common stockholders	$2,652,000	$413,000

Per share data:

Net income per common share:
Basic	$0.09	$0.03
Diluted	$0.09	$0.02

Weighted average shares used in computation of per share calculation:
Basic	28,991,293	15,275,822
Diluted	30,256,550	25,043,311

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

	Three months ended March 31,
	2005	2004
As reported income before income taxes	$4,080,000	$524,000

Anticipated cash tax rate of 10%	408,000	—

Non-GAAP net income after cash taxes	$3,672,000	$524,000

Per share data:

Non-GAAP net income per common share:
Basic	$0.13	$0.03
Diluted	$0.12	$0.02

Weighted average shares used in computation of Non-GAAP per share calculation:
Basic	28,991,293	15,275,822
Diluted	30,256,550	25,043,311